PACKING AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is made this 9th day of December 1997 between VERMONT PURE SPRINGS, INC. with its principal place of business offices and manufacturing facility located on Route 66 in Randolph, Vermont 05060 ("VPS") and AKVA USA, INC. ("AKVA USA") a United States corporation that owns distribution rights to AKVAR and AKVA Hf. ("AKVA Hf.") An Icelandic corporation.

                             RECITALS

WHEREAS, the AKVA Hf desires to engage VPS to distribute on an exclusive basis worldwide, certain waters to be bottled and/or packaged by AKVA Hf to which AKVA HF. and AKVA USA have a proprietary interest (hereinafter "Products"), and

WHEREAS, VPS desires to accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, AKVA USA currently owns a certain number of cases of Product which VPS desires to purchase, and

WHEREAS, AKVA USA and AKVA Hf. are parties to that certain International Manufacturing and Distribution agreement dated June 4, 1994, the rights to which AKVA USA will assign to VPS pursuant to that certain Agreement Regarding Distribution Rights of even date herewith, and

NOW, THEREFORE, AKVA USA, AKVA Hf and VPS, intending to be legally bound, hereby agree as follows:

     1.   Establishment of Distribution Agreement

         1.1 Packing AKVA hereby agrees to provide water natural spring water (from source: Hesjuvalla Spring ), blow-molding and packing services and to cause certain non- sparkling waters to be bottled, packaged, and made available for shipment under the AKVA trademark or private label. The products as identified in this Agreement (hereinafter "Products") shall be defined as mutually agreed to by VPS and AKVA

         1.2    Territory and Marketing

              1.2.1 Territory VPS shall have the exclusive right, subject to the provisions of this Agreement, to market sell and/or distribute the Product on a worldwide basis without Stations provided, however, AKVA Hf. shall have the non-exclusive right to market, sell and distribute private label product.

         1.2.2 Appointment VPS hereby accepts the appointment as exclusive distributor and importer hereunder and agrees to use its best efforts to introduce, promote, market, and distribute the Product in the Territory. In the course of its marketing, distribution and other activities with respect to the Product, VPS agrees to conduct its business in a lawful and ethical manner. VPS shall use its best efforts to protect and foster AKVA Hf.'s reputation and the reputation of the Product in the Territory.

    1.3 Term This Agreement shall commence on the effective date of this Agreement and continue until termination pursuant to the provisions hereof

    1.4    Price and Additional Terms

         1.4.1 Packing Price AKVA Hf. shall provide natural spring water, blow molding and packing services with respect to AKVA or private label product ordered by Vermont Pure at a price of $1.75 per physical case. Such services shall be invoiced when ordered, and shall be due and payable within thirty (30) days thereafter. Payments after thirty days shall bear interest at the rate of the lesser of the highest rate legal in the applicable jurisdiction or 1 1/2 percent per month.

         1.4.2 Raw Materials AKVA Hf shall handle the receipt and storage of all raw materials used in the packing of the AKVA and private label product. Cost of raw materials, shipping and insurance while in transit to or from AKVA Hf shall be paid directly to the applicable vendor by VPS. Shipping of all raw materials hereunder shall be to AKVA Hf.'s facilities located in Akureyri Iceland, or at such other location in Akureyri as AKVA Hf shall specify. Except as otherwise provided herein, AKVA Hf. shall bear the risk of loss for product or Raw materials stored at its Facilities but not in transit to or from its facilities.

         1.4.3 Share of Profits Commencing in calendar year 1999 and ending at the earlier to occur of (I) the end of the 2004 calendar year or (ii) the distribution to each party of $500,000 of profits ("Profit Sharing Period"), AKVA Hf. and VPS shall split operating profits earned on the sale of Products on a 50/50 basis. Profits will be distributed annually within a (60) days after the year end in which such profits are earned. For purposes of this Agreement, operating profits shall be equal to revenue from sales of Product (Less returns and discounts), less cost of goods sold, less advertising and promotion of approximately $1.75 per case (except with regard to cases of 12 oz. product in which case the advertising and promotion costs shall be approximately $1.25 per case) and allocable SG&A of up to $1.50 per case. Upon termination of the Profit Sharing Period, AKVA Hf. and VPS shall negotiate in good faith a new packing price providing AKVA Hf. an adequate return on such services. Should the parties be unable to reach an agreement as to such price, this agreement may be terminated by either party upon One Hundred and Eighty (180) days prior written notice. During such One Hundred and Eighty (180) day period, the profit sharing arrangement described above shall continue to apply. In the event that the Agreement is terminated pursuant to this section, neither party, for a period of three (3) years, shall market product under the AKVAR name, nor shall bottle Product for any party for whom they had a co-packing arrangement hereunder prior to the termination of this Agreement.

         1.4.4 Existing business/de minimus Not withstanding anything to the contrary herein, AKVA Hf. shall be entitled to sell on its own account, not subject the co-packing or profit sharing provisions set forth in Section 1.4.3, up to 10,000 cases of AKVA product to accounts it
                                       2

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     is currently servicing directly.  AKVA Hf shall reimburse VPS its cost of raw materials used
     in such sales.

     1.4.5 Sales originated by AKVA Hf. If AKVA Hf shall originate sales of AKVAR product, or sales of co-packed Product, AKVA Hf. shall be entitled to a commission equal to five (5%) percent of sales in addition to the compensation provided in 1.4.3 hereof ("AKVA Hf. Sales"). In addition AKVA Hf. sales shall be subject to the profit sharing provisions of section
     1.4.3 from the date of this Agreement.

     1.4.6 Cancellation The distribution and manufacturing arrangement can be canceled by VPS upon ninety (90) days prior written notice.

     1.4.7 Compliance with Laws VPS shall be responsible for compliance with all U.S. federal state and local laws regarding bottling, water quality, labeling and like matters. AKVA Hf. shall be responsible for all Icelandic bottling, water quality, and labeling matters.

     1.4.8 Purchase of existing inventory VPS will purchase all AKVA USA's good inventory at an average price of $5.77 per case. VPS will pay for the inventory upon shipment of the product to the distributor. VPS shall be responsible for all storage and shipping charges after Settlement. Notwithstanding the Foregoing payment terms, payment in full for the inventory shall be due upon termination by VPS of this Agreement or One Hundred and Eighty Days (180) after the date hereof, whichever comes first. VPS shall use its best efforts to sell the 1.5 and 1.0 liter inventory having "expiration' dates prior to August 1998 ('Dated Inventory"). Such efforts shall include, without limitation offering such inventory at on a "buy one, get one free" basis at the current case prices. In the event that despite its best efforts VPS is unable to sell Dated Inventory because it expires, VPS shall be credited the purchase price of such inventory.

      1.4.9 Reporting VPS shall provide AKVA Hf. with detailed reports on a quarterly basis showing overall sales by product line, pricing information, advertising and marketing expenditures, subdistributor relations, adjustments to projected inventory requirements and any other information reasonably requested by AKVA Hf. in connection with or affecting the manufacturing, bottling and shipping of Product in the Territory. AKVA Hf., or its representatives, shall be entitled to inspect VPS accounting, regulatory, marketing or other relevant records regarding Product upon request therefor.

     1.4.10 Facilities VPS, or its sub-distributors, as the case may be, shall maintain a suitable place of business with adequate facilities, trucking equipment and staffing necessary to comply with the provisions of this Agreement and to promote and maintain AKVA Hf.'s image and good reputation in the Territory. All such facilities and trucks shall be clean, dry and sanitary, and shall be maintained in a manner to prevent contamination of the Product. AKVA Hf. shall have the right, from time to time, to inspect such facilities and equipment to ensure compliance with this Section, and VPS shall afford AKVA Hf. complete access thereto for purposes such inspection.

                                       3

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     1.4.11  Non-agency  The  parties  acknowledge  that  VPS is an  independent distributor and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to constitute VPS an agent or legal representative of AKVA Hf. for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership. Each purchase of the product by VPS from AKVA Hf. pursuant to this Agreement, each sale of the product made by VPS, and each agreement or commitment made by VPS to any person, firm or corporation with respect thereto shall be made by VPS for its own account

    2.     Delivery

         2.1 Delivery of Product AKVA Hf.'s obligation to fill VPS Orders shall be limited and subject in all events to (i) the availability to AKVA Hf. of sufficient quantities of raw materials: (ii) any Force Majeure or circumstance beyond AKVA Hf.'s reasonable control and (iii) timely and adequate submissions of orders to AKVA Hf. according to the provisions of the Agreement. AU Products shall be delivered to AKVA Hf.'s plant.

          2.2 Shipping AKVA Hf will arrange for shipment of all finished Product. The cost of shipping shall be approved in advance and paid for by VPS.

    3.       AKVA Hf. and AKVA USA's representations and warranties



          3.1 AKVA Hf. AKVA Hf. represents and warrants to VPS that as of the date of this Agreement and as of the date of the Settlement, that:

          3.1.1 AKVA Hf. is a "hlutafelag" duly organized and existing in good standing under the laws of the Republic of Iceland with the corporate power to own its assets and carry on its business as is now being conducted.

          3.1.2 AK-VA Hf is in compliance with all applicable laws, ordinances, rules, regulations, and requirements of all governmental authorities having jurisdiction thereof, and that AKVA has complied with all laws, municipal,,. ordinances, and regulations of all governmental authorities having jurisdiction thereof, and that AKVA has complied with all laws, municipal ordinances, and regulations applicable to AKVA and in the ownership of the assets and the business hereunder where failure to do so would interfere with the performance of its obligations under this Agreement.

          3.1.3 There are no actions, suits, or proceedings pending or threatened against AKVA Hf., either at law or in equity, brought by any federal, state, or municipal or other governmental agency, department, board, bureau, or other instrumentality that would interfere with the performance of its obligations under this Agreement.

          3.1.4 All trademarks, trade names, copyrights and applications therefor are owned or used
                                       4

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          or  registered  in the name of or  licensed to AKVA Hf. are listed and briefly  described  on  Schedule  3.1.4.  Other than as  specified  on
          Schedule 3.1.4, no proceedings have been instituted or are pending or threatened which challenge the validity of the ownership or use by the
          AKVA  Hf.  of  any  such  trademarks,   trade  names,   copyrights  or
          applications. AKVA Hf. has not licensed anyone, other than AKVA USA to use any of the foregoing or any other technical know-how or other proprietary rights of AKVA Hf. and AKVA Hf. has no knowledge of the infringing use of any of such trademarks and trade names or the infringement of any such copyrights by any person except as set forth
          on  Schedule  3.1.4.   The  Company  owns  or  validly   licenses  all
          trademarks, trade names, copyrights set forth on Schedule 3.1.4 now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in
          Schedule 3.1.4.

          3.2 AKVA USA The AKVA USA represents and warrants to VPS that as of the date of this Agreement and as of the date of the Settlement, that:

           3.2.1 AKVA USA is a Corporation duly organized and existing in good standing under the laws of the state of Delaware with the corporate power to own its assets and carry on its business as is now being conducted.

         3.2.2 AKVA USA is in compliance with all applicable laws, ordinances, rules, regulations, and requirements of all governmental authorities having jurisdiction thereof, and that AKVA USA has complied with all laws, municipal ordinances, and regulations of all governmental authorities having jurisdiction thereof, and that AKVA USA has complied with all laws, municipal ordinances, and regulations applicable to AKVA USA and in the ownership of the assets and the business hereunder where failure to do so would interfere with the performance of its obligations under this Agreement.

            3.2.3 There are no actions, suits, or proceedings pending or threatened against AKVA USA, either at law or in equity, brought by any federal, state, or municipal or other governmental agency, department, board, bureau, or other instrumentality that would interfere with the performance of its obligations under this Agreement.

            3.2.4 All trademarks, trade names, copyrights and applications therefor are owned or used or registered in the name of or licensed to AKVA USA are listed and briefly described on Schedule 3.2.4. Other than as specified on Schedule 3.2.4, no proceedings have been instituted or are pending or threatened which challenge the validity of the ownership or use by the AKVA USA of any such trademarks, trade names, copyrights or applications. AKVA USA has not licensed anyone, other than AKVA USA to use any of the foregoing or any other technical know-how or other proprietary rights of AKVA USA and AKVA USA has no knowledge of the infringing use of any of such trademarks and trade names or the infringement of any such copyrights by any person except

                                       5
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            as set forth on Schedule 3.2.3. The Company owns or validly licenses all trademarks, trade names, copyrights set forth on Schedule 3.2.3 now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in Schedule 3.2.3.

            3.3 Subsequent Knowledge. If AKVA Hf. or AKVA USA obtains any knowledge or information between the date hereof and Settlement, making or indicating that any of the aforesaid warranties or representations are no longer true, or indication that any of the representations and conditions set forth above are not true and cannot be made true by the party to which such representation or warranty applies, by the time of Settlement, or will no longer be true as of the date of Settlement, the party to whom such representation or warranty applies will promptly notify VPS of such change in circumstances.

4.      Trademark

            4.1 Ownership VPS recognizes that "AKVA" is a trademark of Kaupfelag Eyfiroinga ("KEA") and licensed to AKVA Hf for so long as AKVA Hf. is engaged in the business of bottling and distributing spring water and said trademark, name, marks, names, symbols, slogans, emblems, insignia, or other designs of AKVA (Schedules 3.1.3 and 3.2.3)(the "AKVA marks") are owned or licensed to AKVA Hf., but such trade names and advertising matter or copyrighted materials may be utilized by VPS in conformity with the Agreement, and must be approved by AKVA Hf. in advance of its use. VPS shall not act in any manner which may impair the "AKVA" trademark or affect its good will. Trademark usage in any form shall be approved by AKVA Hf..

            4.2 Non registration VPS shall not, during the term of the Agreement or thereafter, gr represent that it is the owner of the AKVA Marks, whether or not the Trademarks are registered, nor shall VPS at any time register or cause to be registered any AKVA Marks, in its name or in the name of another, except on behalf of and with written instructions from AKVA Hf. VPS shall not dispute the validity of AKVA Hf.'s Trademarks.

           4.3 Termination. VPS will not, after 60 days following the date of termination use in any manner whatsoever, any of the AKVA Marks.

     5.   Spoiled or Defective Products

           5.1    Product Warranty

              5.1.1 AKVA Hf. hereby warrants that the Product will be pure and uncontaminated. AKVA Hf. shall replace, at its own reasonable expense, Products which are verified to be spoiled and/or defective as a result of contamination of the source, the improper bottling of the Product or contamination or spoilage of the Product during bottling.

                                       6

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              5.1.2 VPS shall visually  inspect Product upon receipt thereof for external damage and overall condition. VPS shall immediately file a notice of claim against the carrier(s) in the event that any of the Product is delivered other than in external good order and condition. VPS shall also promptly notify AKVA Hf. of such fact.

              5.1.3 EXCEPT AS HEREINBEFORE SPECIFICALLY SET FORTH, AKVA Hf MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE PRODUCT. OTHER THAN THAT SET FORTH ABOVE, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNIFICATIONS AND GUARANTEES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WHETHER ARISING UNDER ANY PRIOR AGREEMENT OR UNDER ORAL OR WRITTEN STATEMENT MADE BY OR ON BEHALF OF COMPANY IN NEGOTIATIONS WITH VPS OR ITS REPRESENTATIVES, ARE HEREBY OVERRIDDEN AND EXCLUDED.

          5.2 Indemnification by AKVA Hf. AKVA agrees to indemnify and hold harmless VPS and its subsidiaries, affiliates, successors and assigns from and against any and all (x) liabilities, losses, costs, deficiencies or damages and any and all amounts paid in settlement ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense",),,. net of any insurance received, incurred by VPS, in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith in connection with or arising from the manufacturing, marketing, and/or sale of any Product improperly bottled by AKVA or contaminated at the source or spoiled during bottling, pursuant to this Agreement.

          5.2 Indemnification By VPS, VPS agrees to indemnify and hold harmless AKVA Hf. and its subsidiaries, affiliates, successors and assigns from and against any and all (x) liabilities, losses, costs, deficiencies or damages and any and all amounts paid in settlement ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") net of any insurance received, incurred by AKVA Hf., in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith in connection with or arising from the marketing, and/or sale of any Product other than as a result of improper bottling by AKVA or contamination at the source or spoilage during bottling, pursuant to this Agreement.

     6.   Insurance

          6.1 VPS Insurance That VPS carries comprehensive general liability insurance covering injuries or damages to person(s) or property as herein described. Upon AKVA Hf.'s request, VPS shall deliver to AKVA Hf. a certificate of insurance with the following coverage amount of $1,000,000.
                                       7

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          6.2  AKVA Hf.  Insurance The AKVA Hf. carries comprehensive general liability insurance covering, injuries or damages to persons or property as described herein. AKVA Hf. shall deliver to VPS a certificate of insurance with the following coverage amount of $1,000,000.

     7.   Non-competition

          7.1 Scope In further consideration for entering- into this Agreement, upon the consummation of the transactions contemplated herein and more effectively to transfer and protect the business of the Company, AKVA Hf. agrees that for so long as this Agreement is in effect, and except as otherwise provided herein, neither it nor its current affiliates and/or shareholders will (I) directly or indirectly own, manage or operate a bottled water business anywhere in the world; provided that ownership of not more than five percent (5 %) of the issued and outstanding shares of a class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not be deemed ownership of the issuer of such shares for the purposes of this paragraph; or (ii) induce or attempt to persuade any employee or agent of the VPS to terminate such employment or agency relationship in order to enter into any such relationship with AKVA Hf or any of its subsidiaries or affiliates or to enter into any such,-. relationship on behalf of any other business organization in competition with VPS.

          7.2 Injunction Without limiting the right of VPS and any of its successors or assigns to pursue all other legal and equitable rights available to them for violation of the covenant set forth in Section
          7.1 above by AKVA, it is agreed that other remedies cannot fully compensate VPS and its successors and assigns for such a violation and that VPS and its successors and assigns shall be entitled to injunctive relief to prevent violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     8.   Termination

          8.1 Parties' Right to Terminate Agreement Each Party shall have the right to terminate this Agreement as follows:

               8.1.1 Except as otherwise provided in this Agreement, in the event either AKVA Hf. or VPS breach any material representation or warranty or fails to perform any obligation contained in this Agreement and after having been finished with sixty (60) days notice to cure by the other Party (except when no Notice to Cure is required) such breach has not been remedied, then the party not in breach may terminate this

              Agreement.

               8.1.2 AKVA Hf. may terminate this Agreement upon failure by VPS to make any payment hereunder when due, and does not cure such payment default within thirty (30) days of written notice thereof.

               8.1.3 In the event AKVA Hf. or VPS (i) fails to vacate an involuntary bankruptcy, insolvency or reorganization petition or petition for an arrangement or composition with creditors filed against AKVA Hf. or VPS with thirty (30) days after the date of such filing, or files such a petition on a voluntary basis; or
               (ii) AKVA Hf. of VPS makes an assignment or deed of trust for the benefit of creditors; or (iii) AKVA or VPS fails to vacate the appointment of a receiver or trustee for AKVA Hf. or VPS of for any interest in the other parties business within thirty (30) days after such appointment; or (iv) AKVA Hf. or VPS permits an attachment to be levied against and remain outstanding on any of its equipment or plant for more that thirty (30) days; AKVA Hf or VPS may terminate this Agreement upon ten (10) days prior written notice to the other Party.

     9.   Notices
     Any notice, request, demand, invoice or other communication required or permitted by this Agreement shall be deemed properly given (I) when actually delivered; (ii) when dispatched by facsimile, if confirmed in writing by sender's transmission device; or (iii) if sent certified mail receipt requested, when the return receipt indicates delivery was made. Addressee for Notice are as follows, provided that either party may change its address for Notice by notice to the other.

     For AKVA Hf. and AKVA USA:        AKVA Hf.
                                       Hafnarstraeti 91-95
                                       Akureyri, Iceland
                             Attn:     Thorarim Sveinsson
                         Telephone:    354-443-338
                         Facsimile:    354430-391


     With Copy To:                     Robert L. May, Jr., Esquire
                                       10 Railroad Place
                                       Saratoga Springs, NY 12866
                         Telephone:    (518) 581 - 8800
                         Facsimile:    (518) 581 - 8823

     For VPS:                           Vermont Pure Springs, Inc.  Route 66
                                        Randolph Center, VT 05061
                               Attn:    Timothy G. Fallon
                           Telephone:   (802) 728 - 3600
                           Facsimile:   (802) 728-4814

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



     With Copy to:                   Kevin F. Berry, Esquire
                                     Ledgewood Law Firm
                                     Philadelphia, PA 19102
                       Telephone:    (215) 731 - 9450
                       facsimile:    (215) 735 - 2513

10.     Integrated Agreement

    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof This Agreement may be modified only by an agreement of the parties in writing, signed by the party to be charged, which need by supplied by additional consideration.

    11.    No Assignment
    Neither party shall assign its right or delegate its duties under this Agreement to any other person or entity without the prior written consent of the other party. A consent required by either party pursuant to this paragraph shall not, once requested, be unreasonably withheld.

   12.     Severability
    If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, the other provision of this Agreement shall remain in full force and effect.

    14.    Non-Waiver
    Failure of either party to exercise promptly any right granted by this Agreement or to require strict performance of any obligation undertaken by the other party pursuant to this Agreement, shall be deemed to be a waiver of such right or of the right to demand subsequent perfomance of any and all such obligations undertaken by the other party.

     15.  Arbitration.
     All disputes arising in connection with this Agreement which cannot be resolved by the parties shall be finally settled in accordance with the rules with respect to commercial arbitration then in effect of the International Chamber of Commerce (ICC) arbitration in Geneva, Switzerland. The arbitrators shall be persons skilled in the legal and business aspects of the bottled spring water business. Arbitrators are to be selected by the parties, each side choosing one. In the event that the two arbitrators cannot agree, they shall select a third arbitrator (or, failing agreement, such third arbitrator shall be selected by the ICC upon reference being made to such body), and the decision of any two of the three arbitrators shall be binding on the parties. Judgment upon any award rendered in arbitration may be entered in a court of competent jurisdiction or application may be made to such court for judicial acceptance of such award and an order of enforcement, as the case may be. Each party shall bear its own costs of arbitration hereunder.

     16.  Choice of Law
     This Agreement is to be governed by the laws of the State of New York without regard to its
                                       10
      conflicts of laws.

     17.  Official Language
     The official language of this Agreement and notices is English.





IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year set forth hereinabove.



AKVA:                       AKVA USA, INC.


    Date:09/12/97           By:\S\Thorafim Sveinsson
                            Thorafim Sveinsson
                            President

                            AKVA Hf.


     Date:09/12/97          By:\S\Maghus Gauti Gautason
                            Maghus Gauti Gautason
                            Chairman



VPS:                        VERMONT PURE SPRINGS, INC.


     Date:09/12/97          By:\S\Timothy G. Fallon
                            Timothy G. Faflon
                            President & CEO

                         Schedule 3.1.4
                      AKVA Hf.  Trademarks

AKVA - Licensed to AKVA Hf. by KEA,
"The pure soul of Iceland" - not registered, no assurance that its registrable. Hesjuvalla Springs medallion logo - not registered, no assurance that it is registrable.








                                       12

                         Schedule 3,2.4
                       AKVA USA Trademarks

                              NONE













                                       13

             AGREEMENT REGARDING DISTRIBUTION RIGHTS


THIS AGREEMENT REGARDING DISTRIBUTION RIGHTS (the "Assiginment"), dated as of DECEMBER 9th 1997, is by and between AKVA USA, INC., a Delaware corporation, having its principal office at 12 Marshall Street, Boston, Massachusetts 02108 (the "Assignor') and Vermont Pure Springs, Inc., a Delaware corporation, having its principal place of business at Route 66 in Randolph, Vermont 05060 (the "Assignee").

                           WITNESSETH:

WHEREAS, Assignor is a party to that certain International Distribution and Manufacturing Agreement dated as of June 6, 1994 (the "Distribution Agreement"); and WHEREAS, the Assignor wishes to assign its right under the Distribution Agreement to distribute AKVA Spring Water in the United States (the "Rights") to the Assignee in exchange for 25,000 shares of Assignee's parent company, Vermont Pure Holdings, Ltd.; and

WHEREAS, the Assignee is willing to accept an assignment of the rights in exchange for 25,000 shares;

     NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 1. Assignor does hereby irrevocably and unconditionally assign, transfer and set over to the Assignee or its designees all of the Assignor's rights under the Distribution Agreement.

SECTION 2. In exchange for the assignment contained in Section I hereof, Assignee shall cause 25,000 unregistered shares of its class A common stock, $.Ol par value (the "shares") to be issued in the name of of the persons set forth in Exhibit A. Assignee shall issue such certificates for the shares within five days of the date hereof.

SECTION 3. This Assignment may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, administrators and assigns.

SECTION 4. This Assignment shall be binding upon and inure to the benefit of the successors, administrators and permitted assigns of the parties hereto.

SECTION 5. This Assignment shall be governed by and construed under the laws of the State of Massachusetts.

IN WITNESS WHEREOF, the parties have duly executed this ASSIGNMENT OF RECEIVABLES as of the day and year first above written.


                        AKVA USA, INC.


                               By:\S\Thorarian Sveinsson
                            Title:President, 09/12/97



VERMONT PURE SPRINGS, INC.


                               By:\S\Timothy G. Fallon
                            Title:President and CEO, 09/12/97

                            Exhibit A


      Akva Hf.                       20,000 Shares
      Hafnarstraeti 91-95.
      Akureyri, Iceland

      David T. Thibodeau             2,500 Shares
      133 Myrtle Street
      Boston, Ma. 02114

      Wilham S. Bennet          2,500 Shares
      12 Marshall Street
      Boston, Ma. 02108